Summary of Robert Sturgeon Compensatory Arrangements

On September 9, 2005, the Compensation Committee of the Board of Directors of Juniper Networks, Inc. (the “Company”) approved compensation arrangements for Mr. Robert Sturgeon who was recently named Executive Vice President and General Manager, Security Products Group.

In addition to approving an increase in his base salary, the Compensation Committee approved Mr. Sturgeon’s participation in the Company’s 2005 Bonus Incentive Plan for Executive Officers (the “Plan”). A summary of the Plan was provided with a Form 8-K filed with the Securities and Exchange Commission on February 8, 2005. The payment of bonuses under the Plan is based on performance against revenue, earnings and margin targets. As a Business Team participant, Mr. Sturgeon’s bonus under the Plan will be based 50% on overall corporate performance and 50% on the performance of the Security Product business team. The target bonus for Mr. Sturgeon under the Plan is 100% of base salary.

For each of the participants under the Plan, a specified minimum achievement against all target metrics is required for any payment of bonuses. Overachievement of the target metrics can result in payment of bonuses in excess of the target bonus (up to a maximum of 200% of target bonus). The final bonus for each participant under the Plan is also subject to certain adjustments. For business team participants, the adjustments are based upon individually set performance goals.

Mr. Sturgeon was also granted two stock options: (1) An option to purchase 130,000 shares of the Company’s Common Stock that vests as to 25% of such shares on August 25, 2006 and in equal monthly installments thereafter over three years; and (2) an option to purchase 70,000 shares of the Company’s Common Stock that vests as to 1/48th of such shares on August 25, 2006 and in equal monthly installments of 1/48th of such shares thereafter. Each option has a ten year term and an exercise price equal to the closing price of the Company’s Common Stock on NASDAQ on the date of grant.